FORM 3                                                    OMB APPROVAL
                                                      OMB NUMBER  3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated Average burden
                                                      hours per response.....0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

   Filed pursuant  to Section  16(a) of  the  Securities  Exchange Act of  1934,
             Section 17(a) of the Public Utility  Holding Company Act of 1935 or
             Section 30(f) of the Investment Company act of 1940

1.       Name and Address of Reporting Person*
         J.S. Mascarenhas
         Chief Executive Officer
         Unit Trust of India Investment Advisory Services Limited
         Commerce Centre I, 8th Floor, Unit No. 2
         World Trade Centre, G.D. Somani Marg
         Cuffe Parade, Mumbai, India 400 005

2.       Date of Event Requiring Statement (Month/Day/Year)
         8/27/99

3.       IRS or Social Security Number of Reporting Person (Voluntary)
         N/A

4.       Issuer Name and Ticker or Trading Symbol
         The India Growth Fund Inc. (NYSE: IGF)

5.       Relationship of Reporting Person to Issuer (Check all applicable)
         __ Director                                  __ 10% Owner
         X  Officer (give title below)                __ Other (specify below)
         --

         Secretary and Treasurer of the Fund

6.       If Amendment, Date of Original (Month/Day/Year)

7.       Individual or Joint/Group Filing (Check Applicable Line)
         X  Form filed by One Reporting Person
         --
         __ Form filed by More than One Person
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TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Security (Instr. 4)
         No Securities Owned

2.       Amount of Securities Beneficially Owned (Instr. 4)
3.       Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)
4.       Nature of Indirect Beneficial Ownership (Instr. 5)
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Derivative Security (Instr. 4)
         No securities owned

2.       Date Exercisable and Expiration Date (Month/Day/Year)


3.       Title and Amount of Securities Underlying Derivative Security (Instr.4)


4.       Conversion or Exercise Price of Derivative Security


5.       Ownership Form of Derivative Security: Direct (D) or Indirect (I)
         (Instr. 5)


6.       Nature of Indirect Beneficial Ownership (Instr. 5)

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Explanation of Responses:





                    /s/ J.S. Mascarenhas                   8/27/99
                    ----------------------------------     -------
                    **  Signature of Reporting Persons     Date

**    Intentional misstatements or omission of facts constitute Federal Criminal
Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.






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